Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 108 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Spartan Arizona Municipal Income Fund, Spartan Maryland Municipal Income Fund, and Fidelity Export and Multinational Fund of our reports dated October 10, 2003 on the financial statements and financial highlights included in the August 31, 2003 Annual Reports to Shareholders of Spartan Arizona Municipal Income Fund, Spartan Maryland Municipal Income Fund, and Fidelity Export and Multinational Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 28, 2003